Release:  IMMEDIATE
                                                      For:  Comtex News Network
                                                         (Symbol:  CMTX)


Contact:    Amber Gordon
            agordon@comtex.com
            703-797-8011




           COMTEX REPORTS FIRST QUARTER FISCAL 2008 FINANCIAL RESULTS

New York, NY, November 13, 2007 - Comtex News Network, Inc. (OTC BB: CMTX), a leading provider of economically useful electronic real-time news, content and SmarTrend(R) market products, today announced financial results for the first quarter of its 2008 fiscal year.

     For the quarter ended September 30, 2007, Comtex's revenues were $1.9 million, up from $1.8 million for the quarter ended September 30, 2006. The Company reported $307,000 of operating income and net income of $242,000, or $0.02 per share for the first quarter of fiscal 2008, compared to $65,000 of operating income and net income of approximately $61,000, or $0.00 per share, for the quarter ended September 30, 2006. The increase in revenue was due to the realization of approximately $181,000 of previously unrecognized revenue resulting from a client's internal audit which, if excluded, would result in a revenue decline of approximately 4% compared to the first quarter of the prior year. Excluding the recognition of prior year revenue and the reversal of accrued expenses related to a legal settlement, net income decreased by approximately $61,000 from the first quarter of the prior fiscal year.

     For first quarter fiscal 2008, EBITDA (as defined and explained in the accompanying note to the table below), excluding the effects of stock-based compensation, was approximately $331,000 compared to $111,000 for the first quarter of the previous fiscal year. The increased EBITDA is the result of the collection and recognition of revenue from prior periods and the reversal of accrued expenses related to a legal settlement.


About  Comtex
Comtex (www.comtex.com) provides real-time news, Comtex SmarTrend(R) Alerts and economically useful information. Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day. Comtex's state-of-the-art technology delivers this relevant content and reliable service in real-time. Comtex now also provides several proprietary SmarTrend Alert products to consumers, including a daily stock market letter (Morning
Call), selected stock news (SmarTrend Spotlights), and SmarTrend Alerts (via subscription at www.mysmartrend.com). Comtex has offices in New York City and Alexandria, Virginia.

SmarTrend(R) is a registered trademark of Comtex News Network, Inc.


                             FINANCIAL TABLE FOLLOWS

Comtex Announces 1st Quarter Financial Results                          Page 2
November 13, 2007

                            Comtex News Network, Inc.
                             Selected Financial Data
                (amounts in thousands, except per share amounts)


                                                       Three Months Ended
                                                          September 30
                                                          (unaudited)
                                                           ---------
                                                       2007           2006
                                                       ----           ----
Revenues                                            $ 1,856         $ 1,751
Operating Income                                        307              65
Net Income                                           $  242           $  61
Earnings Per Share,
     Basic and Diluted                               $ 0.02          $ 0.00
Weighted Avg. # Shares,
     Basic                                            15,294         13,700
     Diluted                                          15,462         14,862

Reconciliation to EBITDA:
     Net Income                                       $  242          $  61
     Stock Based Compensation                              3             12
     Depreciation and Amortization                        21             35
     Interest/Other (Income) Expense                      61             (2)
     Income Taxes                                          4              5
                                             ----------------------------------
     EBITDA                                           $  331          $ 111
                                             ----------------------------------


Please Note: EBITDA consists of earnings before stock-based compensation, interest expense, interest and other income, unrealized and realized gains
(losses) in marketable securities, income taxes, and depreciation and amortization. EBITDA is not a term defined by U.S. generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also Please Note: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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